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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 89411) pertaining to the Multex.com, Inc. 1999 Stock Option Plan, the Market Guide Inc. 1995 Key Employee Incentive Plan and the 1995 Independent Director's Stock incentive Plan Special Option Grants to Messrs. Byramji and Case of our report dated February 4, 2000, except for the seventh paragraph of
Note 17, as to which the date is March 21, 2000, with respect to the consolidated financial statements and schedule of Multex.com, Inc. included in the Annual Report (Form 10K) for the year ended December 31, 1999.


                                             /S/ Ernst & Young LLP

New York, New York
March 29, 2000